UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

      NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:


NAME:                                      KEELEY FUNDS, INC.

ADDRESS OF PRINCIPAL BUSINESS OFFICE       401 South LaSalle Street, Suite 1201,
(NO. & STREET, CITY, STATE, ZIP CODE):     Chicago, Illinois 60605

TELEPHONE NUMBER (INCLUDING AREA CODE)     (312) 786-5000

NAME AND ADDRESS OF AGENT FOR SERVICE OF   John L. Keeley, Jr.
PROCESS:                                   Keeley Asset Management Corp.
                                           401 South LaSalle Street
                                           Suite 1201
                                           Chicago, Illinois 60605





Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES [X]  NO [  ]

SIGNATURES

      Pursuant to the requirement of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Chicago and the State of Illinois on the 18th day of April, 2005.

                                                KEELEY FUNDS, INC.

                                                By:  /s/ JOHN L. KEELEY, JR.
                                                     -----------------------
                                                Name:  John L. Keeley, Jr.
                                                Title:  President
Attest:

/s/ MARY FERRARI
Mary Ferrari
Secretary